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                             EXHIBIT 5.1

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                     [MILLER & MARTIN LETTERHEAD]

                          May 2, 1996

Chattem, Inc.
1715 West 38th Street
Chattanooga, Tennessee 37409

           Re:  Registration Statement on Form S-3 -
                775,792 Shares of Common Stock
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Gentlemen:

          We are counsel to Chattem, Inc., a Tennessee corporation (the "Company"), and have acted as such in the preparation and filing of its Registration Statement on Form S-3 dated May 2, 1996 with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Act of 1933, as amended, and the General Rules and Regulations of the SEC promulgated thereunder for the registration of 775,792 shares (the "Shares") of common stock of the Company issued in connection with the acquisition of certain assets by the Company. In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

          Based upon the foregoing, it is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

          The undersigned hereby consents to filing this opinion as Exhibit 5 to the Registration Statement and using its name in the Registration Statement under the caption of the prospectus entitled "Legal Opinion."

                                              Very truly yours,

                                              /s/ Miller & Martin
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                                              MILLER & MARTIN